Exhibit 10.16

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of May 3, 2011, by and between GLOBUS MEDICAL, INC., a Delaware Corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 31, 2012, not to exceed at any time the aggregate principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements and issuance of standby letters of credit. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of May 3, 2011 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty-Five Million and No/100 Dollars ($25,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed one hundred eighty (180-) days, as designated by Borrower; provided however, that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit (with any such Letter of Credit with an expiration date subsequent to the maturity of the Line of Credit to be referred to as an “Extended Date Letter of Credit”) unless Borrower at the time of and as an additional condition to the issuance of an Extended Date Letter of Credit, provides Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of such Extended Date Letter of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank; and provided further, that in no event shall any Extended Date Letter of Credit have a then current expiration date more than one year beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under

SECTION 1.2. EXTENSION REQUEST. The maturity date Line of Credit is May 31, 2012. At any time within 60 days of May 1, 2012, so long no Event of Default exists, the Borrower will have the right to request in writing that the Bank agree to extend the maturity date of the Line of Credit by an additional one year period, which agreement may be given by the Bank in its sole and absolute discretion. Bank agrees that it will advise the Borrower in writing within 15 days of receiving an extension request whether or not Bank agrees to so extend the maturity date for an additional one year period. Borrower understands that Bank’s decision whether to extend the Line of Credit is in Bank’s sole and absolute discretion, and subject to credit review and such other assurances, certificates, documents, consents or opinions as Bank may reasonably require.

SECTION 1.3. INCREASE. Borrower may request in writing, at any time prior to the maturity date so long as no Event of Default exists, a one time increase of the commitment amount in an amount not to exceed $25,000,000, which Bank will consider in its sole and absolute discretion. Bank agrees it will advise the Borrower in writing within 15 days of receiving an increase request whether or not Bank agrees to increase the commitment by the requested amount, and the effective date of the increase. Borrower understands that Bank’s decision whether to increase the commitment by the requested amount or any part thereof is in Bank’s sole and absolute discretion, and subject to credit review and such other assurances, certificates, documents, consents or opinions as Bank may reasonably require.

SECTION 1.4. TERMINATION. Prior to the maturity date of the Line of Credit, Borrower may terminate this Agreement by sending ten days written notice of such termination to Bank, and paying in full all obligations outstanding hereunder, without premium or penalty.

SECTION 1.5. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one tenth of one percent (0.10%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the line of credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears commencing on the first day of each quarter, commencing on July 1, 2011.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to three quarters of one percent (.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws affecting or relating to creditor’s rights generally, and (ii) the availability of injunctive relief and other equitable measures.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of Borrower as of the date thereof, (b) disclose all liabilities of Borrower as of the date thereof that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied except that unaudited financial statements may lack footnotes and other presentation items and are subject to year-end audit adjustments. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except (i) in favor of Bank, (ii) pursuant to a Permitted Lien (as defined below) or (iii) as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law[; provided, that nothing contained herein shall prevent Borrower from electing, in its sole discretion, to terminate or abandon any regulatory approval or authority to sell any of its products once it ceases the production or sale of such products].

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Corporate Resolution.

(iii)	Certificate of Incumbency.

(iv)	Such other documents as Bank may require under any other Section of this Agreement.

(v)	Evidence that the Loan and Security Agreement dated May 7, 2010 between Borrower and Silicon Valley Bank has been terminated, and all associated UCC filings in connection therewith have been terminated, as evidenced by Bank’s receipt of file stamped copies of UCC-3 termination statements.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c) Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year-end, a consolidated and consolidating audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, and statement of cash flow; and Borrower’s internally-prepared annual budget;

(b) not later than 60 days after and as of the end of each quarter, a consolidated financial statement of Borrower, prepared by Borrower, to include to include balance sheet, income statement, statement of cash flow, and source and application of funds statement;

(c) In the event that Borrower or IPO Parent (as defined in Section 5 below) becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within 5 days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or IPO Parent with the SEC or with any national securities exchange distributed to its shareholders, as the case may be; documents required to be delivered may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower and/or IPO Parent posts such documents, or provides a link thereto, on Borrower’s and/or IPO Parent’s website on the Borrower’s and/or IPO Parent’s website address;

(d) contemporaneously with each calendar quarter end financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower certifying that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(e) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business[; provided, that nothing contained herein shall prevent Borrower from electing, in its sole discretion, to terminate or abandon any regulatory approval or authority to sell any of its products once it ceases the production or sale of such products].

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Consolidated Leverage Ratio not greater than 2.5 to 1.0 to be maintained at all times and to be tested as of the last day of each fiscal quarter. Consolidated Leverage Ratio means the ratio of (a) Funded Indebtedness to (b) EBITDA for the twelve month period immediately preceding the most recently occurring last day of any fiscal quarter of Borrower. Funded Indebtedness is defined as of any date of determination, for Borrower and its subsidiaries, on a consolidated basis, as the outstanding principal amount of all indebtedness of Borrower and its subsidiaries, whether current or long-term (including the obligations under this Agreement). EBITDA shall mean, as calculated on a consolidated basis for Borrower and its subsidiaries for any period as of any date of determination, (a) Net Income, plus (b) the following to the extent deducted in the calculation of Net Income, (i) Interest Expense, (ii) depreciation expense and amortization expense, (iii) income tax expense, (iv) other nonrecurring expenses of Borrower and its Subsidiaries reducing such Net Income which do not represent a cash item in such period or any future period, and (v) non-cash compensation paid to employees in the form of common stock, minus (c) all non-cash items increasing Net Income for such period. Net Income means, as calculated on a consolidated basis for Borrower and its subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its subsidiaries for such period taken as a single accounting period. Interest Expense means, as calculated on a consolidated basis for Borrower and its subsidiaries, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including interest expense with respect to any credit extension and other indebtedness of Borrower and its subsidiaries, including, without limitation, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types)

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

SECTION 4.11. OPERATING ACCOUNTS. Maintain Borrower’s primary domestic operating accounts with Bank.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. LEASE EXPENDITURES. Incur operating lease expense in excess of $5,000,000 in the aggregate for any fiscal year.

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities, or permit its subsidiaries to create, incur, assume or permit to exist any indebtedness or liabilities, resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower and its subsidiaries existing as of, and disclosed to Bank prior to, the date hereof and (c) any trade payables incurred in the ordinary course of business.

SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity in a transaction where the stockholders of Borrower immediately prior to such transaction do not own at least 51% of the outstanding equity interests in the combined company immediately after such transaction; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity unless such entity is in the life sciences business; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or for or on behalf of any subsidiary of Borrower in an amount in excess of $5,000,000 in the aggregate.

SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding; provided however that Borrower shall be permitted to redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding.

SECTION 5.8. PLEDGE OF ASSETS. Other than Permitted Liens, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof. “Permitted Liens” shall mean (i) Liens existing on the date hereof, (ii) Liens for taxes, fees, assessments or other government charges or levies, either (A) not due and payable, or (B) being contested in good faith and for which Borrower maintains adequate reserves, (iii) purchase money Liens for items or property acquired or held by Borrower or its subsidiaries incurred for financing the acquisition thereof, (iv) capital leases, (v) synthetic or off balance sheet leases, (vi) Liens of carriers, warehousemen, suppliers or other persons or entities that are possessory in nature, (vii) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations, (viii) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (i) through (iii), but only if such Liens are limited to the property encumbered by the Liens described in clauses (i) through (iii) and the principal amount of the indebtedness does not increase, (ix) leases or subleases of real property or leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s business, (x) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Section 6.1(f); and (xi) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions; provided however that the purchase money liens in this subsection (iii), capital leases in this subsection (iv) and synthetic or off balance sheet leases in this subsection (v) shall secure no more than Ten Million Dollars ($10,000,000) in the aggregate amount outstanding.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

SECTION 5.9. CHANGE IN BUSINESS, MANAGEMENT OR OWNERSHIP. (i)(a) Engage in any business other than the businesses currently engaged in by Borrower; (b) liquidate or dissolve; or (c)(i) have a change in senior management which results in David Paul ceasing to be either the Chief Executive Officer or Chief Scientific Officer of Borrower and no replacement thereof reasonably acceptable to Bank shall have been found within ninety (90) days following such cessation; or (ii)(A) enter into any transaction or series of related transactions in which stockholders of Borrowers who were not stockholders immediately prior to the first such transaction own more than forty percent (40% ) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction), or (B) upon and after the consummation of a Qualifying IPO (as defined in Section 5) in which the IPO Parent is the issuer of equity interests in such Qualifying IPO, the IPO Parent (as defined in Section 5) fails to directly own beneficially, or to control voting rights with respect to, one hundred percent (100.0%) of equity interests of Borrower.

SECTION 5.10. INITIAL PUBLIC OFFERING. Nothing in this Agreement shall prohibit or otherwise restrict Borrower from making an initial public offering of its stock so long as: (a) no change of control under Section 6.1(i) will result therefrom; and (b) no Event of Default then exists or could reasonably be expected to result therefrom, including without limitation, any and all covenants relating to the IPO Parent; and (c) all proceeds of the Qualifying IPO (net of reasonable expenses relating thereto, if an IPO Parent is the person issuing Equity Interests in such Qualifying IPO) are received by or promptly distributed to Borrower. “Qualifying IPO” means the consummation by either (a) Borrower or (b) the IPO Parent, on or before the maturity date of the Line of Credit, an initial public offering of its common stock. “IPO Parent” means a corporation formed to issue equity interests in a Qualifying IPO and to hold all of the equity interests of Borrower in connection therewith.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank that is not cured within the time period therefor.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, in each case in an amount in excess of $5,000,000 individually or in the aggregate under this Section 6.1(f).

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of fifty-one percent (51%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	GLOBUS MEDICAL, INC.
2560 General Armistead Avenue
Audubon, Pennsylvania 19403

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
2240 Butler Pike, 1st Floor
Plymouth Meeting, Pennsylvania 19462-1424

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but excluding all allocated costs of Bank’s in-house counsel), expended or incurred by Bank to the extent they are incurred in connection with (a) Bank’s continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder; provided that any recipient thereof agrees not to use or disclose any confidential information of Borrower or its subsidiaries other than to evaluate a potential acquisition of rights under the Loan Documents.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 7.11. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

SECTION 7.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit; provided, however, that nothing herein shall preclude or limit Bank’s right to confess judgment pursuant to a warrant of attorney provision set forth in any Loan Document; and provided, further, that no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to (iii) strike-off or open a judgment obtained by confession pursuant to a warrant of attorney contained in any Loan Document, (iv) challenge the waiver of a right to prior notice and a hearing before judgment is entered, or after judgment is entered, but before execution upon the judgment, which such claims, disputes or controversies shall be commenced and prosecuted in accordance with the procedures set forth, and in the forum specified by, Rules 2950 through and including Rule 2986 of the Pennsylvania Rules of Civil Procedure or any such other applicable federal or state law.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Pennsylvania selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the Commonwealth of Pennsylvania or a neutral retired judge of the state or federal judiciary of Pennsylvania, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Pennsylvania and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Pennsylvania Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as a sealed instrument as of the day and year first written above.

WELLS FARGO BANK,
GLOBUS MEDICAL, INC.	NATIONAL ASSOCIATION

/s/ Albert Thorp III	/s/ Tara Handforth
Albert Thorp III, Chief Financial Officer	Tara Handforth, Vice President